Exhibit (d)(3)

CONFIDENTIAL

Execution Copy

AMENDMENT NO. 1 TO

CONFIDENTIALITY AGREEMENT

This Amendment No. 1 (this “Amendment”) to the confidentiality agreement dated as of January 24, 2025 (the “Original Agreement”) is made on December 5, 2025 between Dynavax Technologies Corporation, a Delaware corporation (the “Company”) and Sanofi Pasteur Inc., a Delaware corporation (“Counterparty”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Original Agreement to the extent defined therein.

The Parties desire to amend the Original Agreement as set forth herein. Accordingly, the Parties, intending to be legally bound, acknowledge and agree as follows:

1.	The reference to “During the twelve (12) month period commencing on the date of this Agreement” in Section 6 of the Original Agreement is hereby amended to state “Until December 5, 2026 ”.

2.

The reference to “Until the earlier of (i) the expiration of the twelve (12) month period commencing on the date of this Agreement or (ii) the occurrence of a Standstill Termination Event (as defined below)” in Section 7 of the Original Agreement is hereby amended to state “Until the earlier of (i) December 5, 2026 or (ii) the occurrence of a Standstill Termination Event (as defined below)”.

3.

This Amendment, together with the Original Agreement, constitute the entire agreement of the Parties with respect to the matters set forth herein and therein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein and therein. All terms and conditions of the Original Agreement not expressly amended herein are hereby ratified and shall remain in full force and effect. The terms and conditions of this Amendment shall prevail over any conflicting terms and conditions in the Original Agreement. The provisions of Section 13, 14 and 16(b) of the Original Agreement shall apply to this Amendment, mutatis mutandis.

4.

This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Signatures to this Amendment transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

The parties have caused this Amendment to be executed as of the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION		SANOFI PASTEUR INC.

By:	/s/ John L. Slebir	By:	/s/ Loic Gonnet
Name:	John L. Slebir	Name:	Loic Gonnet
Title:	Senior Vice President and General Counsel	Title: